Exhibit 99.1
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY (NYSE: JOE) COMPLETES
THE SALE OF NORFOLK, VIRGINIA OFFICE BUILDING FOR $56 MILLION
The Sale of One Additional Building to be Completed in a Subsequent Closing
Jacksonville, Florida – (August 7, 2007) – The St. Joe Company (NYSE: JOE) announced today that it completed the sale of 150 West Main Street, a 225,000 square foot office building located in Norfolk, VA, to Eola Capital, LLC for $56.0 million. The 20-story, Class A, office building is centrally located in downtown Norfolk and is currently 98 percent leased.
     Following this transaction, JOE will have one office building remaining in its office building portfolio. The building is currently under contract and scheduled to close later this quarter. JOE had previously completed the sale of fifteen commercial office buildings, 1.8 million square feet, to Eola Capital, LLC for $277.5 million in the second quarter this year.
About JOE
     The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.
     More information about JOE can be found at our web site at www.joe.com.
Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006.
###
Copyright 2007, The St. Joe Company. “St. Joe,” “JOE” and the “Taking Flight”
design are service marks of The St. Joe Company.